SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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|X|       Filed by a Party other than the Registrant

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|_|         Preliminary Proxy Statement
|_|         Confidential, for Use of the Commission Only
|_|         (as permitted by Rule 14a-6(e)(2))
|_|         Definitive Proxy Statement
|X|         Definitive Additional Materials
|_|         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Foxmoor Industries Inc.
                (Names of Registrant as Specified in Its Charter)


                         General Pacific Capital, Inc.
    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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         or 14a-6(j)(2).
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         Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

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Important Notice from General Pacific Capital Inc.

                     Why isn't Foxmoor management answering
                                 our questions?

     Ross Corace, the President of Foxmoor, has sent a letter to you, the shareholders of Foxmoor, trying to convince you not to vote for General Pacific's slate of directors. His letter is full of allegations concerning the principals of General Pacific and their motives, but it doesn't address the basic issues which are at the core of the election:

     What has the management of Foxmoor done to build shareholder value?

     Why won't the management of Foxmoor give basic information to its shareholders concerning Foxmoor's business?

     Why won't Foxmoor management answer our questions?

     Let us make one thing clear. We believe that given proper management Foxmoor Industries can be a profitable investment for General Pacific Capital. And if the investment is profitable for us, it will be profitable all other shareholders as well. All shares which we have purchased to date have been at market prices and any shares we purchase from Foxmoor in the future will be at or above market prices. The only way we can profit is if the market value of Foxmoor increases. That is what we are committed to.

     Mr. Corace also has raised questions about the experience of the General Pacific nominees. Please consider the following:

     Michael Smith was a director and chief financial officer of Mercer International, a NASDAQ company which grew from approximately $58 million in assets and $1.6 million in net income in 1991 to $329 million in assets and $66 million in net income in 1995. Mr. Smith is currently President of MFC Bancorp Ltd., a NASDAQ company which owns a private Swiss bank and has a current market value of approximately $70 million.

     Paul Eagland has worked with Mercer International and with MFC Bancorp in acquisition related activities and has been involved in the restructuring of numerous Canadian public companies.

     John Lefebvre was in charge of investor relations for Foxmoor from 1990 until April 1997. In that position, he gained first hand knowledge of Foxmoor's business and Mr. Corace's management.

     Now consider Mr. Corace's experience. Under his management, Foxmoor's stock price has gone from approximately $2.00 per share in 1992 to $.75 today.

     Mr. Corace tells shareholders that earnings are improving during 1997. Let's see--for the first nine months of the 1997 fiscal year, earnings were $.08 per share. Yet, for the first nine months of the 1996 fiscal year, earnings were $0.14 per share. At General Pacific Capital, we don't consider a drop in earnings from last year to be a signficant improvement. We don't think you should either.

     And why won't Mr. Corace tell us about the over 300,000 shares that he issued to himself and another party in April, just before the record date for the Annual Meeting. Were these shares issued so that Mr. Corace could use them to vote on June 16th just to keep his joe? As shareholders, we'd like to know whether he paid cash for these shares and whether he intends to keep those shares after the Annual Meeting is over.

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     JUST GIVE US THE FACTS, MR. CORACE.  WE ALL NEED ANSWERS,  NOT SELF-SERVING
GENERALIZATIONS WHICH ONLY TRY TO CONFUSE THE OWNERS OF THE COMPANY, WHO ARE YOUR EMPLOYERS. WE'RE CONFIDENT THAT ONCE FOXMOOR'S SHAREHOLDERS KNOW THE FACTS, THEY'LL MAKE THE RIGHT CHOICE.

         If you want to know more about us, please call the number below. Thank you.

                              FOXMOOR SHAREHOLDERS
                         DESERVE FULL, TRUE AND COMPLETE
                                   DISCLOSURE

              If you think is's time for a new management team that
               puts your interests first, vote the BLUE proxy card
       FOR the nominees of General Pacific Capital, Inc., an experienced, professional management team dedicated to the
                 restoration of a shareholder value at Foxmoor.

                                 Paul H. Eagland
                                Michael J. Smith
                              John R. Lefebvre, Jr.

                  If you would like to learn more about Foxmoor
                        or about General Pacific Capital,
                   please call us toll free at 1-888-394-7799.


               If you have questions or need assistance in voting
                your shares, please contact the firm assisting us
                         in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005

                            TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800


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